SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified in Its Charter)

Prescience Point Capital Management LLC

Prescience Partners, LP

Prescience Point Special Opportunity LP

Prescience Capital, LLC

Eiad Asbahi

Alfred G. Merriweather

Charlotte E. Sibley

William F. Spengler

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Prescience Point Announces Withdrawal of Its Slate of Nominees to MiMedx’s Board

MiMedx Is Finally Taking Some Positive Steps to Improve Its Governance Profile and Public Messaging After Prescience Point Took Action

Prescience Point Will Continue to Closely Monitor the Company, and Will Take Further Actions in the Future If Necessary

BATON ROUGE, La., May 4, 2021 /PRNewswire/ - Prescience Point Capital Management (“Prescience Point”), a research-focused, catalyst-driven investment firm that is the beneficial owner of approximately 8.1% of the outstanding shares of MiMedx Group, Inc. (NASDAQ: MDXG) (“MiMedx” or the “Company”), today announced that it has withdrawn its slate of nominees for election to the Board of Directors at the Annual Meeting of Shareholders (the “Annual Meeting”), scheduled to be held on May 27, 2021.

Prescience Point believes that its activism and research efforts have raised awareness of the need for positive change and led to significant enhancements in corporate governance, improved investor relations and a greater focus on enhancing shareholder value at MiMedx, making it unnecessary to pursue further actions to reconstitute the Board at the present time.

Prescience Point is encouraged that the Company has adopted Prescience Point’s proposed governance changes. If the proposal to reduce the minimum ownership threshold to call a special meeting from 50% to 25% is approved by shareholders, it will be easier for MiMedx shareholders to call a special meeting to raise important matters and pursue actions for shareholder consideration outside the annual meeting process. Furthermore, if the proposal to de-stagger the Board is approved, MiMedx shareholders will have the ability to target specific Board members and campaign for as many Board seats as necessary in future proxy contests. We urge all MiMedx shareholders to vote FOR ALL of the proposed governance changes on their proxy card.

Prescience Point believes that the MiMedx board of directors and management team has now begun to improve the Company’s public messaging and engagement with shareholders—at the Company’s first quarter 2021 earnings call on April 29, 2021, MiMedx management finally provided shareholders with more expansive information about the tremendous promise of Amniofix. Prescience Point was also pleased to hear management state during the earnings call that it would focus on organic growth rather than add-on acquisitions which, as Prescience Point has previously stated, would have been an extremely misguided and value destructive use of shareholder capital. Prescience Point hopes that these recent positive changes were not just in reaction to its public campaign, and that, going forward, the Company will continue to focus on fixing its many lingering issues.

Prescience Point remains a long-term stockholder of MiMedx, and has been the owner of over 8 million shares for more than two years. Prescience Point continues to believe that MiMedx shares are grossly undervalued, and that the Company has an extremely bright future.

Prescience Point has published a presentation on its website, which outlines the many issues that MiMedx still needs to address with urgency to complete its transformation into a best-in-class biopharmaceutical company. Prescience Point encourages all MiMedx shareholders to read the presentation and to make their voices heard if the necessary changes outlined in the presentation are not addressed by the Company over the coming months.

“We believe that Prescience Point’s efforts during our campaign have led MiMedx’s board of directors and management team to propose positive corporate governance changes at the Annual Meeting and begin a concerted investor relations effort that has resulted in greater engagement with shareholders. While still imperfect, these actions constitute steps in the right direction,” said Eiad Asbahi, Founder and Managing Partner of Prescience Point.

“Thanks to our efforts, we believe that MiMedx is a much more investable and shareholder-friendly company today than it was prior to the initiation of our campaign. Therefore, with the greater flexibility that would be afforded to shareholders if the MiMedx corporate governance changes are adopted, we believe ending our campaign now is in the best interests of all shareholders, rather than enter into a negotiated settlement agreement with MiMedx that would likely restrict us from adding to our investment in the Company and prevent us from running a campaign in the future,” added Mr. Asbahi.

“We have been and will continue to be a champion of MiMedx. We will closely monitor the Company to make sure management and the Board continue to implement the changes we have pushed for in our campaign, and, if necessary, will take further actions to ensure that the Company is on the right path to creating value for all of its shareholders,” Mr. Asbahi said.

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Prescience Point disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

About Prescience Point Capital Management

Prescience Point Capital Management is a research-focused, catalyst-driven investment firm that seeks to earn superior risk-adjusted returns uncorrelated to the broader market. Unlike traditional investment strategies, we are unconstrained and can opportunistically invest globally, across asset classes, industry verticals and capital structures.

Whether investing in misunderstood distressed assets, creating value through shareholder activism, or uncovering fraud, we seek to capitalize on opportunities that others miss or fall outside the rigid mandates of most investment firms. Our uniqueness resides in our unconventional thinking, deep research, intellectual curiosity and willingness to go against the prevailing wisdom. The firm was founded by investor Eiad Asbahi in 2009 and is headquartered in Baton Rouge, LA. Follow @PresciencePoint.

Media Contacts

Dukas Linden Public Relations

646-808-3665

prescience@dlpr.com